Filed Pursuant to Rule 433

Registration No. 333-273329

November 25, 2024

PRICING TERM SHEET

(to the Preliminary Prospectus, dated September 24, 2024)

This free writing prospectus relates only to the securities described below and should be read together with Creative Global Technology Holdings Limited’s Preliminary Prospectus dated September 24, 2024 (the “Preliminary Prospectus”).

Issuer: Creative Global Technology Holdings Limited (the “Issuer”)

Number of Firm Shares: 1,250,000

Number of Additional Shares: Up to 187,500

Public Offering Price per Firm Share: $4.00

Public Offering Price per Additional Share: $4.00

Underwriting Discount per one Share: 8% per Firm Share (or $0.32 per share)

Underwriting Discount per one Share: 8% per Additional Share (or $0.32 per share)

Non-accountable expense allowance per Firm Share: 1% per share (or $0.04 per share)

Non-accountable expense allowance per Additional Share: 1% per share (or $0.04 per share)

Proceeds to Company per one Firm Share (before expenses): $3.68

Proceeds to Company per one Additional Share (before expenses): $3.68

CUSIP: G2563P102

Par Value: $0.001

Trade Date: November 26, 2024

Expected Settlement Date: November 27, 2024 (T+1)

Lead Underwriter and Representative: Benjamin Securities, Inc.

Co-manager: Prime Number Capital, LLC

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Benjamin Securities, Inc. at 516-931-1090 or by email at capitalmarkets@benjaminsecurities.com, Prime Number Capital, LLC at 516-717-5671, or by email at info@pncps.com.